Exhibit 99.1

ARMSTRONG

SUMMARY OF FINANCIAL PROJECTIONS
--------------------------------------------------------------------------------
($ IN MILLIONS)

                              ARMSTRONG FINANCIALS

                                            2006E                2007E
                                        ------------         ------------

Net Sales                                 $3,689.7             $3,879.5

Gross Profit                                 831.6                919.4
   % of Sales                                22.5%                23.7%

SG&A Expense                                 635.2                653.8
   % of Sales                                17.2%                16.9%

EBIT(a)                                      228.5                299.5
   % Margin                                   6.2%                 7.7%

Adjusted EBITDA(b)                           367.0                411.0
   % Margin                                   9.9%                10.6%

Capital Expenditures                         134.3                134.5
   % of Sales                                 3.6%                 3.5%

POTENTIAL EBITDA ADJUSTMENTS:
-----------------------------
LTIP(c)                                      $17.1                $17.5
Retention(c)                                   3.7                  3.8
Pension Credit(d)                            (37.8)               (49.0)
Gain on Sale of Assets(d)                    (15.0)                 0.0
Restructuring Charges(c)                      13.7 (e)              4.7
Other Charges(f)                              21.0                  0.0
                                           -------              -------
   TOTAL ADJUSTMENTS                          $2.7               ($23.0)

(a)  Net Operating Income as reported.

(b) Includes adjustments for Gain on Sale of Assets, LTIP & Retention cash payments, Pension Credit, Restructuring Charges, and Other Charges.

(c)  Reflects non-recurring cash item adjustments to EBITDA.

(d)  Reflects non-cash item adjustments to EBITDA.

(e) Includes $3.9 million of cash Restructuring Charges and $9.8 million of non-cash charges.

(f)  Other charges related to cost reduction initiatives.